Exhibit 10.1

EXECUTION COPY

SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of December 21, 2012, is by and among HUTTIG BUILDING PRODUCTS, INC., a Delaware corporation (“Parent”), HUTTIG, INC., a Delaware corporation (“Huttig”) (Parent and Huttig are sometimes collectively referred to herein as “Borrowers” and individually as a “Borrower”), the other Credit Parties signatory to the hereinafter defined Credit Agreement, GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, for itself, as a Lender, and as Agent for Lenders (“Agent”) and the other Lenders signatory to the hereinafter defined Credit Agreement.

W I T N E S S E T H :

WHEREAS, the Borrowers, the other Credit Parties, Agent and Lenders are party to that certain Amended and Restated Credit Agreement, dated as of September 3, 2010 (as heretofore or hereafter amended, restated, supplemented or otherwise modified, the “Credit Agreement”);

WHEREAS, on and subject to the terms and conditions hereof, the parties hereto wish to amend certain provisions of the Credit Agreement as set forth herein; and

WHEREAS, this Amendment shall constitute a Loan Document and these Recitals shall be construed as part of this Amendment; capitalized terms used herein without definition are so used as defined in Annex A to the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

1. Amendments. Subject to the conditions set forth below, the Credit Agreement shall be amended as follows:

(a) Section 1.5 of the Credit Agreement is hereby amended by amending and restating the grids located therein relating to the Applicable Margins (other than the Applicable Unused Line Fee Margin) in their entirety as follows:

If Average Availability is:	Level of Applicable Margins:
>$50,000,000	Level I
>$35,000,000 but <$50,000,000	Level II
<$35,000,000	Level III

Applicable Margins	Level I	Level II	Level III
Applicable Revolver Index Margin	0.25%	0.50%	0.75%
Applicable Revolver LIBOR Margin	2.25%	2.50%	2.75%
Applicable L/C Margin	2.25%	2.50%	2.75%

(b) Section 5.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 5.13. Cash Management System. Each Credit Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Letters or control agreements, with respect to each deposit, securities, commodity or similar account maintained by such Person (other than any payroll account so long as such payroll account is a zero balance account and withholding tax and fiduciary accounts) providing springing cash dominion to Agent in the case of deposit accounts as of or after the Restatement Date; provided, that Agent shall not assert such cash dominion until such time as either (i) an Event of Default has occurred and is continuing or (ii) Borrowing Availability is less than an amount equal to the Minimum Availability Amount; provided, further, that in any instance where Borrowing Availability is less than the Minimum Availability Amount, such right shall be terminated with respect to such instance following certification by Borrower Representative to Agent and Agent’s confirmation that Borrowing Availability has exceeded $15,000,000 for ninety (90) consecutive days.

(c) Section 6.1 of the Credit Agreement is hereby amended by amending and restating clause (v) thereof in its entirety as follows:

“(v) unless Agent otherwise consents, the sum of all amounts payable in connection with all Permitted Acquisitions (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of Borrowers and Target) shall not exceed $50,000,000 (and $25,000,000 for any single Permitted Acquisition);”

(d) Section 6.3 of the Credit Agreement is hereby amended by inserting at the conclusion of clause (b) therein the following text:

“(beginning as of the Second Amendment Effective Date).”

(e) Section 6.16 of the Credit Agreement is hereby amended by inserting the text “(beginning as of the Second Amendment Effective Date)” in clause (ii) thereof immediately following the text “(ii) $25,000,000 during the term hereof” therein.

(f) Annex A to the Credit Agreement is hereby amended as follows:

(i) By amending the definition of “Borrowing Base” thereof in its entirety as follows:

“Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:

(a) 85% of Borrowers’ Eligible Accounts at such time;

(b) the lesser of (i) 70% of Borrowers’ Eligible Inventory valued at the lower of cost (determined on an average cost basis) or market at such time and (ii) 85% of the NOLV Factor times Borrowers’ Eligible Inventory at such time;

(c) the Real Estate Borrowing Base; and

(d) the Incremental Borrowing Base;

in each case, less any Reserves established by Agent pursuant to the terms of this Agreement and in effect at such time; provided, that the aggregate amount of the Borrowing Base comprised of clauses (c) and (d) above shall not exceed 25% of the Borrowing Base (including the Real Estate Borrowing Base and the Incremental Borrowing Base).

(ii) By amending the definition of “Commitment Termination Date” thereof in its entirety as follows:

“Commitment Termination Date” means the earliest of (a) December 21, 2017, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrowers of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of the Revolving Loan Commitments to zero dollars ($0).

(iii) By amending the definition of “Incremental Borrowing Base” thereof in its entirety as follows:

“Incremental Borrowing Base” means, as of any date determined by Agent, from time to time, an amount equal to the lesser of (a) the sum of (i) 5% of the book value of Borrowers’ Eligible Accounts at such time and (ii) 5% of the NOLV Factor times the book value of Borrowers’ Eligible Inventory at such time, and (b) $5,000,000.

(iv) By amending the definition of “Real Estate Borrowing Base” thereof in its entirety as follows:

“Real Estate Borrowing Base” means, as of any date determined by Agent, from time to time, an amount equal to the lesser of (a) 50% of the appraised fair market value of Borrowers’ owned Real Estate and (b) $30,000,000; provided that the amount of the Real Estate Borrowing Base shall amortize monthly on a twelve and a half-year straight-line basis, beginning on the first day of the calendar month following completion of the appraisals contemplated by the Second Amendment.

(v) By deleting the definition of “Cash Dominion Amount” therein in its entirety.

(vi) By inserting the following new definition therein in appropriate alphabetical order:

“Second Amendment” means that certain Second Amendment to Amended and Restated Credit Agreement dated as of December 21, 2012 by and among the Borrowers, the other Credit Parties, Agent and the Lenders.

“Second Amendment Effective Date” has the meaning ascribed to it in Section 3 of the Second Amendment.

(g) Exhibit 4.1(b) to the Credit Agreement is hereby deleted in its entirety and replaced with Exhibit 4.1(b) attached hereto.

2. Representations and Warranties of Credit Parties. In order to induce Agent and Lenders to enter into this Amendment, each Credit Party hereby jointly and severally represents and warrants to Agent and Lenders that:

(a) Representations and Warranties. After giving effect to this Amendment, no representation or warranty of any Credit Party contained in the Credit Agreement or any of the other Loan Documents, including this Amendment, shall be untrue or incorrect in any material respect as of the date hereof, except to the extent that such representation or warranty expressly relates to an earlier date.

(b) Authorization, etc. Each Credit Party has the power and authority to execute, deliver and perform this Amendment. Each Credit Party has taken all necessary action (including, without limitation, obtaining approval of its stockholders, if necessary) to authorize its execution, delivery and performance of this Amendment. No consent, approval or authorization of, or declaration or filing with, any Governmental Authority, and no consent of any other Person, is required in connection with any Credit Party’s execution, delivery and performance of this Amendment, except for those already duly obtained. This Amendment has been duly executed and delivered by each Credit Party and constitutes the legal, valid and binding obligation of each Credit Party, enforceable against it in accordance with its terms. No Credit Party’s execution, delivery or performance of this Amendment conflicts with, or constitutes a violation or breach of, or constitutes a default under, or results in the creation or imposition of any Lien upon the property of any Credit Party by reason of the terms of (i) any contract, mortgage, deed of trust, material lease, material agreement, indenture or other material instrument to which any Credit Party is a party or which is binding upon it, (ii) any law or regulation or order or decree of any court or Governmental Authority applicable to any Credit Party, or (iii) the charter, bylaws, partnership or operating agreement, as applicable, of any Credit Party.

(c) No Default. No Default or Event of Default has occurred or is continuing, or would result after giving effect hereto.

3. Conditions to Effectiveness. The effectiveness of this Amendment is expressly conditioned upon the satisfaction, and delivery to Agent (on behalf of itself and Lenders), of each condition set forth in this Section 3 on or prior to the date hereof (the “Second Amendment Effective Date”):

(a) Amendment. Duly executed originals of this Amendment from each Credit Party, the Agent and the Lenders.

(b) Reaffirmation of Collateral Documents. Duly executed originals of a Reaffirmation of Collateral Documents, dated the Second Amendment Effective Date, executed by each Credit Party.

(c) Second Amendment Fee Letter. Duly executed originals of that certain Second Amendment Fee Letter dated as of the Second Amendment Effective Date by and between the Borrowers and GE Capital, and Agent, for the account of GE Capital, shall have received from Borrowers all fees in connection therewith, which fees are fully earned and payable as of such date and shall constitute part of the Obligations.

(d) Amendment Fee. Agent shall have received from Borrowers on the Second Amendment Effective Date, for the account and pro rata benefit of Lenders, an amendment fee in the amount of $300,000, which fee is fully earned and payable as of such date and shall constitute part of the Obligations.

(e) Charter and Good Standing. For each Credit Party, such Person’s (a) charter and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of incorporation and (c) good standing certificates (including, as requested by Agent, within ninety (90) days following the Second Amendment Effective Date (or such longer period to which Agent may consent), verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Second Amendment Effective Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

(f) Bylaws and Resolutions. For each Credit Party, (a) such Person’s bylaws, together with all amendments thereto and (b) resolutions of such Person’s Board of Directors, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith on the Second Amendment Effective Date, each certified as of the Second Amendment Effective Date by such Person’s corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

(g) Incumbency Certificates. For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents on the Second Amendment Effective Date, certified as of the Second Amendment Effective Date by such Person’s corporate secretary or an assistant secretary as being true, accurate, correct and complete.

(h) Opinions of Counsel. Duly executed originals of opinion of Bryan Cave LLP, counsel for the Credit Parties, in form and substance reasonably satisfactory to Agent and its counsel, dated the Second Amendment Effective Date.

(i) Other Documents. All other agreements, certificates and other documents as Agent may reasonably request to accomplish the purposes of this Amendment.

4. Post-Second Amendment Effective Date Obligations. In addition to the conditions to effectiveness set forth in Section 3 above, the Borrowers hereto agree that within sixty (60) days of the Second Amendment Effective Date (or such longer period as shall be permitted by Agent in its sole discretion), Agent shall have received (a) duly executed Mortgage amendments (or amended and restated Mortgages, as applicable) covering all of the owned Real Estate of the Credit Parties listed on Schedule A hereto (other than #12 therein relating to the Real Estate located in Pennsylvania), (b) title insurance commitments (or date-down endorsements with respect thereto) with respect to all of the owned Real Estate of the Credit Parties listed on Schedule A hereto (other than #12 therein relating to the Real Estate located in Pennsylvania), and (c) recent appraisals for all of the owned Real Estate of the Credit Parties listed on Schedule A hereto, conducted by appraiser(s) chosen by Agent, and in each case in form and substance (including, without limitation, with respect to the appraisals, in compliance with FIRREA appraisal requirements) reasonably satisfactory to Agent. The parties hereto agree that (i) upon the receipt of all of the appraisals required above, the Real Estate Borrowing Base shall be recalculated and reset by Agent in accordance with the terms thereof (as amended by this Amendment), based on the results of such appraisals and (ii) such appraisals shall not count against the limited number of Real Estate appraisals for which expense reimbursement may be sought pursuant to clause (f) of Annex E to the Credit Agreement. The failure by Borrowers to deliver the appraisals required pursuant to this Section 4 within the timeframe set forth herein shall constitute an immediate Event of Default.

5. Reference to and Effect on Loan Documents.

(a) Ratification. Except as specifically provided in this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and each Credit Party hereby ratifies and confirms each such Loan Document.

(b) No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver or forbearance of any right, power or remedy of Agent or any Lender under the Credit Agreement or any of the other Loan Documents, or constitute a consent, waiver or modification (except as expressly set forth in Section 1 hereof) with respect to any provision of the Credit Agreement or any of the other Loan Documents. Upon the effectiveness of this Amendment each reference in (a) the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” or words of similar import and (b) any other Loan Document to “the Agreement” shall, in each case and except as otherwise specifically stated therein, mean and be a reference to the Credit Agreement as amended hereby.

6. Miscellaneous.

(a) Successors and Assigns. This Amendment shall be binding on and shall inure to the benefit of the Credit Parties, Agent and Lenders and their respective successors and assigns, except as otherwise provided herein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior express written consent of Agent and Lenders. The terms and provisions of this Amendment are for the purpose of defining the relative rights and obligations of the Credit Parties, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Amendment.

(b) Entire Agreement. This Amendment, including all schedules and other documents attached hereto or incorporated by reference herein or delivered in connection herewith, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.

(c) Fees and Expenses. As provided in Section 11.3 of the Credit Agreement, the Borrowers agree to pay on demand all fees, costs and expenses incurred by Agent in connection with the preparation, execution and delivery of this Amendment.

(d) Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(e) Severability. Wherever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

(f) Conflict of Terms. Except as otherwise provided in this Amendment, if any provision contained in this Amendment is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Amendment shall govern and control.

(g) Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Delivery of an executed signature page to this Amendment by telecopy shall be effective as delivery of a manually executed signature page to this Amendment.

(h) Incorporation of Credit Agreement. The provisions contained in Sections 11.9 and 11.13 of the Credit Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety, except with reference to this Amendment rather than the Credit Agreement.

(i) Acknowledgment. Each Credit Party hereby acknowledges its status as a Credit Party and affirms its obligations under the Credit Agreement and represents and warrants that there are no liabilities, claims, suits, debts, liens, losses, causes of action, demands, rights, damages or costs, or expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent (collectively, the “Claims”), which any Credit Party may have or claim to have against Agent or any Lender, or any of their respective affiliates, agents, employees, officers, directors, representatives, attorneys, successors and assigns (collectively, the “Lender Released Parties”), which might arise out of or be connected with any act of commission or omission of the Lender Released Parties existing or occurring on or prior to the date of this Amendment, including, without limitation, any Claims arising with respect to the Obligations or any Loan Documents. In furtherance of the foregoing, each Credit Party hereby releases, acquits and forever discharges the Lender Released Parties from any and all Claims that any Credit Party may have or claim to have, relating to or arising out of or in connection with the Obligations or any Loan Documents or any other agreement or transaction contemplated thereby or any action taken in connection therewith from the beginning of time up to and including the date of the execution and delivery of this Amendment. Each Credit Party further agrees forever to refrain from commencing, instituting or prosecuting any lawsuit, action or other proceeding against any Lender Released Parties with respect to any and all Claims which might arise out of or be connected with any act of commission or omission of the Lender Released Parties existing or occurring on or prior to the date of this Amendment, including, without limitation, any Claims arising with respect to the Obligations or any Loan Documents.

[signature pages follow]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the day and year first above written.

HUTTIG BUILDING PRODUCTS, INC., as a Borrower

By:	/s/ Philip W. Keipp
Name:	PHILIP W. KEIPP
Title:	Vice President & CFO

HUTTIG INC., as a Borrower

By:	/s/ Philip W. Keipp
Name:	PHILIP W. KEIPP
Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and a Lender

By:	/s/ Jack F. Morrone
Duly Authorized Signatory

WELLS FARGO CAPITAL FINANCE, LLC, as a Lender

By:	/s/ Laura D. Wheeland
Name:	LAURA D. WHEELAND
Title:	Vice President

SCHEDULE A

Owned Real Estate at the following 13 locations:

1.	3601 N. 34th Ave., Phoenix, AZ 85079

2.	25 John Hancock Road, Taunton, MA 02780

3.	4072 Nash Road, Cape Girardeau, MO 63701

4.	370 Creble Road, Selkirk, NY 12158

5.	8100 S.W. Hunziker Rd., Tigard, OR 97223

6.	525 C St., N.W., Auburn, WA 98701

7.	7 Gaywalk Street, Augusta, ME 04330

8.	30244 Country Rd #12, Elkhart, IN 46515

9.	36 W. Lenhardt Road, Greenville, SC 29611

10.	2194 Sage Road, Medford, OR 87501

11.	3375/3231 North Wesleyan Highway, Rocky Mount, NC 27801

12.	350 Lasley Ave., Hanvover Ind Estates, Wilkes Barre, PA 18706

13.	240 N.W. Industrial Park, Jackson, MS 39213

Exhibit 4.1(b) to Credit Agreement

See attached.

EXHIBIT 4.1(b)

to

AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF BORROWING BASE CERTIFICATE

Reference is made to that certain Amended and Restated Credit Agreement dated as of September 3, 2010 by and among Huttig Building Products, Inc., a Delaware corporation and Huttig, Inc., a Delaware corporation (collectively, “Borrowers”), the other Persons named therein as Credit Parties, General Electric Capital Corporation (“Agent”) and the Persons signatory thereto from time to time as Lenders (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”). Capitalized terms used herein without definition are so used as defined in the Credit Agreement.

The undersigned, being the chief financial officer, chief executive officer or treasurer of the Borrower Representative, hereby certifies, subject to the qualifications in Section 8.1(f) of the Credit Agreement, that the Borrowing Base with respect to the Borrowers calculated on Exhibit A attached hereto is true and correct in all respects and, without limiting the generality of the foregoing, with respect to the information supporting the determination of Eligible Accounts and Eligible Inventory.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Borrowing Base Certificate as of the date first set forth above.

HUTTIG BUILDING PRODUCTS, INC., as Borrower Representative

By:

Title: